                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of January 30, 1998, by and among Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corporation, a Nevada corporation ("Licensing), Pacific Broadcasting of Beaumont, Inc., a Texas corporation ("Pacific"), Beaumont Skywave Inc., an Indiana corporation ("BSI"), and (solely with respect to Sections 7(a), (b), (f), and (g) below relating to indemnification) Richard Dames, an individual resident of Nevada. Broadcasting and Licensing are referred to collectively herein as the "Buyers." Pacific and BSI are referred to collectively herein as the Sellers. The Buyers and the Sellers are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers that are used or useful in the operation of radio station KTCX(FM), licensed to Beaumont, Texas (the "Station") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Basic Transaction.

            a. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, (i) BSI agrees to sell, transfer, convey and deliver to Licensing, and Licensing agrees to purchase from BSI, all of the FCC Licenses listed in Section 2(1) of the disclosure schedule ("Disclosure Schedule"); and (ii) Sellers agree to sell, transfer, convey and deliver to Broadcasting, and Broadcasting agrees to purchase from Sellers, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

            b. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Broadcasting agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities and assumed by Broadcasting, and the Sellers agree to pay and discharge all Liabilities and obligations of the Sellers other than the Assumed Liabilities.

            c. Purchase Price. The Buyers agree to pay to the Sellers, as consideration for the Acquired Assets, the amount of Three Million Six Hundred Thousand Dollars ($3,600,000) (the "Purchase Price") in U.S. dollars by wire transfer. The Purchase Price shall be payable as follows:

                  i. On the date of this Agreement, the Buyers will deliver to the Escrow Agent an irrevocable letter of credit issued by NationsBank of Texas, N.A. for the benefit of the Escrow Agent in substantially similar form as the letter of credit attached hereto as

      Exhibit A in the amount of One Hundred Eighty Thousand Dollars ($180,000.00) (the "Earnest Money Deposit"); and

                  ii. on the Closing Date, the Buyers shall pay to the Sellers the amount of Three Million Six Hundred Thousand Dollars ($3,600,000.00) in U.S. dollars by wire transfer, with adjustments as provided in this Agreement.

            The Earnest Money Deposit referenced in this Section 1(c) shall be held in escrow by the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Earnest Money Escrow Agreement"). If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money Deposit shall be paid to the Sellers or returned to the Buyers as provided in the Earnest Money Escrow Agreement.

            d. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Station in Beaumont, Texas, or such other location as the parties may mutually agree, commencing at 9:00 a.m. local time within five (5) business days after the FCC approval of the Assignment Application becomes a Final Order, or such other date as the Parties may mutually determine, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied (the "Closing Date").

            e. Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents) in form acceptable to the Buyers and substantially in the form of Exhibit C hereto, (B) if and to the extent required by Buyer's lenders (and if this condition has not been waived by Buyers under Sections 4(n) and 5(a)(vi) below) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(n) hereof, as necessary to furnish title insurance as required by such section or provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyers will deliver to the Sellers the consideration specified in Section 1(c) above.

            f. Noncompetition Agreement. On the Closing Date, the Sellers shall cause each of their shareholders to execute a Noncompetition Agreement with the Buyers including covenants not to compete with the Buyers within seventy-five
(75) miles of the Station's Transmitter, for a period of three years, in the form attached hereto as Exhibit E. A portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000) shall be paid to the Sellers by the Buyers on the Closing Date as consideration for the agreements set forth in the Noncompetition Agreement.

      2. Representations and Warranties of the Sellers.

            The Sellers represent and warrant to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

            a. Organization of the Sellers. Sellers are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation. The Sellers have the power and authority to own or lease their properties and to carry on all business activities now conducted by them. The sole shareholder of BSI is Pacific. The sole shareholders of Pacific are Richard Dames, P. Stephen Bunyard, and James G. Withers.

            b. Authorization of Transaction. The Sellers have full corporate power and authority to execute and deliver this Agreement and all agreements and instruments to be executed and delivered pursuant to this Agreement (collectively, the "Ancillary Agreements") by Sellers and to perform their obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Boards of Directors of the Sellers have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Sellers. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Sellers, enforceable in accordance with their respective terms and conditions.

            c. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or any provision of the charter or bylaws of the Sellers; or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Sellers are a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Assignment Application described in Section 4(b) the Sellers do not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

            d. Title to Acquired Assets. Other than the Security Interests set forth in Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

            e. Financial Statements. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal year ended December 31, 1996 for the Sellers; and
(ii) unaudited balance sheets and statements of income, as of and for each month during 1996 and each month to date in 1997 for the Sellers. The Financial Statements have been prepared in conformity with the Sellers' normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, are correct and complete, fairly present the financial condition of the Sellers and the results of operation of Sellers at the dates and for the periods indicated, and are consistent with the books and records of the Sellers (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Station for the period indicated therein and include an accurate breakout of cash and trade revenues.

            f. Events Subsequent to January 1, 1997. Since January 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers with respect to the operation of the Station. For purposes of this Section 2(f), "material" shall be defined as any event or series of events which affect the value of the Station or the Acquired Assets by or otherwise involve an amount in excess of $5,000. Without limiting the generality of the foregoing and with respect to the operation of the Station since January 1, 1997:

                  i. other than this Agreement, the Sellers have not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

                  ii. the Sellers have not delayed or postponed (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

                  iii. the Sellers have not altered its credit and collection policies or its accounting policies;

                  iv. the Sellers have not entered into or terminated any employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  v. there have been no changes and, to Sellers' knowledge, any threatened changes in employment terms for any of its directors, officers, and employees;

                  vi. the Sellers have not materially altered the programming, format or call letters of the Station, or its promotional and marketing activities;

                  vii. except as provided in Section 2(k), the Sellers have not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Station in material compliance therewith and with all FCC rules and regulations;

                  viii. the Sellers have not terminated or received notice of termination for any syndicated programming; and

                  ix. the Sellers have not committed to any of the foregoing (i) through (viii).

            g. Tax Matters. The Sellers have timely and properly filed all Tax Returns that it was required to file with respect to the Sellers' operations. All such Tax Returns were correct and complete in all material respects and properly reflect the tax liability of the Sellers. No Tax deficiencies have been proposed or assessed against the Sellers. All Taxes owed by the Sellers with respect to their operations (whether or not shown on any Tax Return) have been paid. The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            h. Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Station. The Sellers own or lease all tangible assets necessary for the conduct of the operation and business of the Station as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

            i. Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property leased to the Sellers (including, without limitation, complete legal descriptions for all of the Real Estate) and used in the operation of the Station. The Sellers have delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate:

                  i. the Leases are and, immediately after the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

                  ii. no party to any Lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

                  iii. there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

                  iv. to the Sellers' Knowledge, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

                  v. except for Permitted Real Estate Encumbrances, there are no
      (i) actual or, to the Sellers' Knowledge, proposed special assessments with respect to any of the Real Estate; (ii) pending or, to the Sellers' Knowledge, threatened condemnation proceedings with respect to any of the Real Estate; (iii) structural or mechanical defects in any of the buildings or improvements located on the Real Estate; (iv) any pending or, to the Sellers' Knowledge, threatened changes in any zoning laws or ordinances which may materially adversely affect any of the Real Estate or Sellers' use thereof;

                  vi. the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder; and

                  vii. to the Sellers' Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

            j. Contracts. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) that is material to the operation of the Station or not entered into in the Ordinary Course of Business. The Sellers have delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement has not expired according to its terms); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Sellers are not parties to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(j) of the Disclosure Schedule under the terms of this Section 2(j). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Sellers.

            k. Commission Licenses and Compliance with Commission Requirements.

      Except as set forth in Section 2(k) of the Disclosure Schedule:

                  i. All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Station as they are now being operated are (A) in full force and effect, (B) unimpaired by any acts or omissions of the Sellers or the

      Sellers' employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Station, and (D) detailed in Section 2(k) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(k) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(k) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Station as now conducted. Except as set forth in Section 2(k) of the Disclosure Schedule, the Sellers are not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

                  ii. The Station is in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

                  iii. Except as set forth in Section 2(k) of the Disclosure Schedule, to the Sellers' Knowledge, the Sellers are not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Station, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(k) of the Disclosure Schedule.

                  iv. The Sellers have filed with the FCC and all other governmental authorities having jurisdiction over the Station all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

                  v. The Sellers are not aware of any information concerning the Station that could cause the FCC or any other regulatory authority not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyer's operation and/or ownership of the Station.

            l. Intellectual Property. The Sellers own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Station as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing hereunder is set forth on Section 2(l) of the Disclosure Schedule and each item listed will be owned or available for use the by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. The Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Sellers have never received any charge, complaint, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

            m. Insurance. Section 2(m) of the Disclosure Schedule sets forth a complete and accurate description of all Sellers' insurance coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date.

            n. Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Sellers: (i) are subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) are parties or, to the Knowledge of the Sellers, are threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers or the Station taken as a whole. The Sellers have no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation against the Sellers.

            o. Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Station of each employee. To the Knowledge of the Sellers, no key employee or group of employees has any plans to terminate employment with the Sellers. The Sellers are not a party to or bound by any collective bargaining or similar agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Sellers. The Sellers have no Knowledge of any Basis for any claim by past or current employees of the Sellers or applicants for employment that the Sellers or its management has discriminated based on each individuals race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

            p. Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Sellers maintain or to which the Sellers contribute or are required to contribute for the benefit of any current or former employee of the Sellers and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Sellers do not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Sellers. There are no pending or, to the Knowledge of the Sellers, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

            q. Environment, Health, and Safety.

                  i. With respect to the operation of the Station and the Real Estate, the Sellers are, and at all times since June 1996 have been, in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and the Sellers have no Liability (and to Sellers' Knowledge there is no Basis related to the past or present operations of the Sellers for any present or future Liability) under any Environmental Law. The Sellers have no Liability (and to Sellers' Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

                  ii. With respect to the operation of the Station, to Seller's Knowledge, the Sellers have obtained, and at all times have been in compliance in all material respects with all material terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all applicable Environmental Laws or law of any federal, state, or local government relating to worker health and safety.

                  iii. All properties and equipment used in connection with the operation of the Station and the Acquired Assets, to Seller's Knowledge, do not contain and have not contained, asbestos, PCB-containing equipment with levels of PCBs in excess of fifty parts per million (50 ppm), methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except in compliance with Environmental Laws. To Seller's Knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. No above ground or underground storage tanks are, and to Sellers' Knowledge since June of 1996 have been, located at, on or under the Real Estate except in compliance with Environmental Laws. The Sellers have delivered to the Buyers a complete copy of all environmental claims, reports, studies, compliance actions or the like of the Sellers in the Sellers' possession or control with respect to any of the Real Estate or any of the Acquired Assets.

                  iv. Without limiting the foregoing, the Seller specifically acknowledges and agrees that (a) certain of the capacitors in the back-up transmitter identified on Section 2(q) of the Disclosure Schedule as containing PCB's are maintained and operated in material compliance with all Environmental Laws, and (b) to Sellers' Knowledge, such capacitors have not, between June of 1996 and the Closing Date, been used, stored or maintained in any manner which would form the basis for any claim against the Seller or the Buyers based on any Environment Law, and (c) to Sellers' Knowledge, there has not been since June of 1996 any release or discharge of PCB's with respect to such capacitors.

            r. Legal Compliance. The Sellers have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof). The Sellers have filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws.

            s. Advertising Contracts. Section 2(s) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Station in excess of $5000, and the amount to be paid to the Sellers therefor. The Sellers have no reason to believe and has not received a notice or indication of the intention of any of the advertisers or third parties to material contracts of the Sellers to cease doing business or to reduce in any material respect the business transacted with the Sellers or to terminate or modify any agreements with the Sellers (whether as a result of consummation of the transactions contemplated hereby or otherwise).

            t. Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            u. Undisclosed Commitments or Liabilities. There are no material commitments, liabilities or obligations relating to the Station, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Sellers of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business since January 1, 1997.

            v. Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

      3. Representations and Warranties of the Buyer.

            Buyers represent and warrant to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

            a. Organization of the Buyers. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada. Broadcasting is authorized to do business and is in good standing in the state of Texas.

            b. Authorization of Transaction. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

            c. Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1 (e) above).

            d. Brokers' Fees. Other than fees payable to Communications Equity Associates, which shall be the exclusive liability of the Buyers, the Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

            e. Qualification as a Broadcast Licensee. Buyers know of no fact that would, under the Communications Act and the existing rules, regulations, and policies of the FCC, disqualify Buyers as owner and operator of the Station. Buyers are financially qualified to consummate the transactions as contemplated by this Agreement and shall so certify in the application filed with the FCC.

      4. Pre-Closing Covenants.

            The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

            a. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

            b. Assignment Application. Within five (5) business days after the execution of this Agreement, the Sellers and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the operation of the Station from the Sellers to Licensing (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Sellers and Buyers. Each party shall pay its own attorneys' fees. The Sellers and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Sellers nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Station or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Station or any Affiliate. The Sellers and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

            c. Employment Offers. Upon notice to the Sellers, and at mutually agreeable times (but in no event before before the Assignment Application is filed with the FCC), the Sellers will permit the Buyers to meet with its employees prior to the Closing Date. The Buyers may, at their option, extend offers of employment to all or any of the Sellers' employees effective on the Closing Date. From and after the execution of this Agreement, the Sellers shall assist Buyers in retaining those employees of the Station which the Buyers wish to hire in connection with the operation of the Station by the Buyers subsequent to the Closing, and the Sellers will not take any action to preclude or discourage any of the Sellers' employees from accepting any offer of employment extended by the Buyers.

            d. Notices and Consents. The Sellers will give all notices to third parties and shall have obtained all third party consents that are required for Buyers to acquire the rights and obligations under the Assumed Contracts. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            e. Advertising Obligations. The Sellers shall satisfy its air time obligations under its agreements for sale of air time and advertising on the Station for goods or services ("Barter Agreements") such that the outstanding aggregate negative balance owing under all Barter Agreements as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time without the Buyers' consent. On the Closing Date, the Sellers shall deliver to the Buyers a schedule, certified by an officer of the Sellers, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

            f. Operating Statements. The Sellers shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Station within ten (10) days after each such statement is prepared by or for the Sellers.

            g. Contracts. The Sellers will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(j) of the Disclosure Schedule in any material respect. The Sellers will not without prior written consent of the Buyers enter into any contract outside the Ordinary Course of Business which involves more than Five Thousand Dollars ($5,000).

            h. Operation of Station. The Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as may be permitted under Section 2(f) above. The Sellers shall operate the Station in material compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Sellers shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Station.

            i. Credit and Receivables. The Sellers will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Station and with respect to collecting accounts receivable arising from such extension of credit.

            j. Preservation of Station and the Acquired Assets. The Sellers will use commercially reasonable efforts to keep its Station and the Acquired Assets and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Station, and the FCC Licenses.

            k. Full Access and Consultation. The Sellers will permit representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Station, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Sellers. The Sellers will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Station.

            l. Notice of Developments. The Sellers will give prompt written notice to the Buyers of any material development affecting business, operations or prospects of the Station or the Acquired Assets or the ability of the Sellers to perform hereunder.

            m. Exclusivity. The Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) merger or consolidation, (B) acquisition or purchase of securities or assets, or (C) similar transaction or business combination involving the Sellers, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            n. Title Insurance, Surveys and Environmental Assessments. The Buyers will obtain with respect to each parcel of Real Estate subject to the Leases (i) within forty-five (45) days of the date of execution of this Agreement, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Sellers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or their lender reasonably request (provided, however, that if Buyers fail to provide Sellers written notice within the 45-day period that the survey is not acceptable, such requirement shall be considered waived and such a survey shall not be a condition of Buyers' closing under Section 5(a) below), (ii) a current survey of each parcel of Real Estate certified to the Buyers and its lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys') which shall not disclose any survey defect or encroachment from or onto any of the Real Estate which has not been cured or insured over prior to the Closing; and (iii) with respect to each parcel of Real Estate, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Sellers which does not indicate that the Sellers and the Real Estate are not in material compliance with any Environmental Law and which shall not disclose or recommend any material action with respect to any condition to be remediated or investigated or any contamination on the site assessed; provided, however, that (a) such a Phase I assessment shall not be required and shall not be a condition of Buyers' closing under Section 5(a) above unless specifically required by Buyers' lender, and (b) in the event that such assessments indicate that the Real Estate or any portion thereof is not in material compliance with any Environmental Law, Sellers shall be obligated to remedy the violations identified if the aggregate cost of such actions would not exceed Seventy-Five Thousand Dollars ($75,000). The Buyers will pay the costs of these title policies, Surveys and environmental assessments.

            o. Control of Station. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application and such approval has become a Final Order. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Station, and such operation shall be the sole responsibility of and in the control of the Sellers.

            p. Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Sellers until the Closing. In the event of any such loss, damage, or destruction the Sellers will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Sellers will, at Sellers' expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyers and the Buyers determine that the Sellers' failure to repair or replace would have a material adverse effect on the operation of the Station:

                  i. the Buyers may elect to terminate this Agreement; or

                  ii. the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to the Buyers, in which case either party may terminate this Agreement; or

                  iii. the Buyers may choose to accept the Acquired Assets in their "then" condition, together with the Sellers' assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, which have been previously received by the Sellers with respect thereto but which have not yet been applied to repairs, plus an amount equal to the amount of any deductible or self-insurance maintained by Sellers on such Acquired Assets. In the event the Closing Date is postponed pursuant to this Section 4(p), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

            a. Conditions to Obligation of the Buyers. The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  i. the representations and warranties set forth in Section 2 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                  ii. the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  iii. the Sellers shall have procured all of the third party consents specified in Section 4(d) above;

                  iv. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect in a material adverse manner the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  v. the Sellers shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) through (iv) is satisfied in all respects;

                  vi. all of the title insurance commitments (and endorsements), Surveys and environmental site assessments as required under Section 4(n) and not previously waived by Buyers above shall have been received by Buyers;

                  vii. the Assignment Application shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to assign all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  viii. the relevant parties shall have entered into the Noncompetition Agreement;

                  ix. the Buyers shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyers and its lender and dated as of the Closing Date;

                  x. the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered at Closing; and

                  xi. all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

            b. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  i. the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

                  ii. the Buyers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  iii. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                  iv. the Buyers shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
      Section 5(b)(i)-(iii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

                  v. the Assignment Application shall have been approved by a Final Order of the FCC and the Sellers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

                  vi. the relevant parties shall have entered into the Noncompetition Agreement; and

                  vii. all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

      6. Post-Closing Covenants.

            The Parties agree as follows with respect to the period following the Closing:

            a. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

            b. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Station, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

            c. Adjustments. Operation of the Station and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Sellers and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash, trade or barter so assigned, except that Buyers shall assume up to a $5000 negative trade balance) shall be prorated between the Sellers and the Buyers as of the Closing Date in accordance with the foregoing principle. In addition, all commissions payable with respect to the accounts receivable of the Sellers (whether due before or after Closing) shall be solely for the account and responsibility of the Sellers. Contractual arrangements that do not reflect an equal rate of compensation to the Station over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Sellers and one-half (1/2) by the Buyer.

            d. Collection of Accounts Receivable. At the Closing, the Sellers will turn over to the Buyers, for collection only, the accounts receivable of the Station owing to the Sellers as of the close of business on the day before the Closing Date. A schedule of such accounts receivable will be delivered by the Sellers to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts during this 120-day period within ten (10) days of the close of each thirty-day period, together with an accounting of all payments received within such period. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive monies during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising on the Station, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Sellers prior to expiration of the 120-day period following the Closing Date. If the Buyers return a disputed account to the Sellers, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on the Station after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Sellers all of the accounts receivable of the Station as of the Closing Date owing to the Sellers which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Sellers reasonable access to the accounts receivable "aging list." The Sellers acknowledges and agrees that the Buyers are acting as collection agent hereunder for the sole benefit of the Sellers and that Buyers have accepted such responsibility for the accommodation of the Sellers. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Sellers shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts, except in the event of Buyers' gross negligence or willful misconduct.

            e. Consents. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Sellers shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Sellers will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Sellers' interest in the benefits under any such Assumed Contract, including performance by the Sellers as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

      7. Remedies for Breaches of this Agreement.

            a. Survival. All of the representations and warranties of the Sellers contained in Section 2 of this Agreement (other than the representations and warranties of the Sellers contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof and the representations and warranties of the Buyers contained in Sections 3(a), 3(b), and 3(c) hereof) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after Closing. The representations and warranties of the Sellers contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof and all of the representations and warranties of the Buyers contained in Sections 3(a), 3(b), and 3(c) hereof shall survive the Closing and continue in full force and effect forever thereafter.

            b. Indemnification Provisions for the Benefit of the Buyers. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Sellers agree to indemnify the Buyers from and against the entirety of any Adverse

Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                  i. any misrepresentation or breach of any of the Sellers' representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Sellers (so long as the Buyers make a written claim for indemnification within the applicable survival period);

                  ii. any breach or nonfulfillment of any agreement or covenant of the Sellers contained herein or in any Ancillary Agreement;

                  iii. any Liability, known or unknown, of the Sellers which is not an Assumed Liability; or

                  iv. any Liability, known or unknown, of the Buyers arising by operation of law from Sellers' operation of the Station prior to Closing (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

In addition, Richard Dames agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) through (iv) above; provided, however, that Richard Dames shall not be liable for any such Adverse Consequences to the extent they (a) relate to a misrepresentation or breach of any of the Sellers' representations under Sections 2(i) and 2(q); or
(b) exceed (i) One Million Dollars ($1,000,000) with respect to claims of which Buyer notifies Seller and Dames within six (6) months of the Closing Date, or
(ii) Two Hundred Fifty Thousand Dollars ($250,000) with respect to claims of which Buyer notifies Seller and Dames between six (6) months and eighteen (18) months after the Closing Date; or (c) relate to a breach of the Noncompetition Agreement by a Shareholder other than Dames.

            c. Indemnification Provisions for the Benefit of the Sellers. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Sellers makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

            d. Specific Performance. Each of the Parties acknowledges and agrees that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Sellers, the Buyers shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(n) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that notwithstanding the provision in Section 7(e) with respect to the remedy of liquidated damages upon a breach of a warranty or covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for Buyers for Sellers' failure to consummate this transaction.

            e. Liquidated Damages. The Buyers and the Sellers acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences to the Sellers as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(c), the Sellers shall be entitled to receive from the defaulting Party for such default the Earnest Money Deposit as liquidated damages without the need for proof of damages. The Sellers shall proceed against the Earnest Money Deposit as full satisfaction of liquidated damages owed by the Buyers and as its sole remedy for a failure of the transactions contemplated hereby to occur as a result of a material breach of the terms of this Agreement by the Buyers.

            f. Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnifica tion against any other Party (the "Indemnifying Party",) under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            g. Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the

Identified Party, in the aggregate from all indemnifiable events shall exceed Twenty-Five Thousand Dollars ($25,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Twenty-Five Thousand Dollars ($25,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Sellers to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Sellers to pay and discharge any Liability to third parties not assumed by the Buyer under the terms of this Agreement, or (iii) the Sellers' obligation to deliver clear title to the Acquired Assets.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Sellers, other than Retained Assets that are used or useful in the operation of the Station, wherever located, including but not limited to all of its (a) leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles) and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those barter agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Station; (e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Station, jingles, logos, slogans, and business goodwill of the Station; (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Station.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

      "Advertising Contracts" has the meaning set forth in Section 2(s), above.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Ancillary Agreements" has the meaning set forth in Section 2(b) above.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Contracts" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts identified on Section 2(j) of the Disclosure Schedule as those to be assumed by Broadcasting.

      "Assumed Liabilities" means obligations of the Sellers which accrue after the Closing Date under the Assumed Contracts either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liabilities.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Station.

      "Disclosure Schedule" has the meaning set forth in Section 1 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules and regulations thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Bank One Trust Company, NA.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "FCC Licenses" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Sellers in connection with the conduct of the business and operation of the Station.

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Leases" means those real estate leases to which Sellers are a party governing Sellers' studios and FM tower sites, as described in Section 2(i) of the Disclosure Schedule.

      "Liability" means any liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Sellers with respect to the operations of the Station and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multi-employer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Noncompetition Agreement" means the Noncompetition Agreement with Sellers' Owners in the form attached hereto as Exhibit E.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "Permitted Real Estate Encumbrances" shall have the meaning set forth in
Section 2(i), above.

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price " has the meaning set forth in Section 1(c) above.

      "Real Estate" means the real estate, building, fixtures and improvements which are the subject of the Leases.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Retained Assets" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as a corporation; (ii) any of the rights of the Sellers under this Agreement; (iii) accounts, notes and other receivables of the Sellers; and (iv) Cash.

      "Retained Liabilities" means any other obligations or Liabilities of the Sellers, including but not limited to: (i) any Liability relating to the ownership or operation of the Station prior to the Closing; (ii) any Liability of the Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby consistent with Section 10(k) below; (iii) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(n) relating to Surveys, title commitments and environmental audits and Section 4(b) with regard to the Assignment Application); or (iv) any Liability or obligation of the Sellers under this Agreement.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

      "Sellers" has the meaning set forth in the preface above.

      "Station" means the radio broadcast station having the call letters KTCX(FM), authorized by the FCC to operate in Beaumont, Texas.

      "Subsidiary," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

      "Surveys" has the meaning set forth in Section 4(n) above.

      "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  i. the Buyers and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  ii. the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers is in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Sellers from the Buyers;

                  iii. the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable of being cured, such breach remains uncured for twenty (20) days after notice of breach is received by the Buyers from the Sellers;

                  iv. the Buyers may terminate this Agreement by giving written notice to the Sellers within sixty (60) days of the date of this Agreement if (a) the Buyers have received title reports which do not satisfy the standards of Section 4(n)(i) above, (b) the Buyers have received surveys which do not satisfy the standards of Section 4(n)(ii) above, or (iii) the Buyers have received environmental assessments which indicate the necessity for remedial action estimated to cost in excess of Seventy-Five Thousand Dollars ($75,000) and neither Seller nor Buyer agrees to bear such costs beyond that amount;

                  v. the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

                  vi. the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement); or

                  vii. the Buyers or the Sellers may terminate this Agreement if any Assignment Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

            a. Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            b. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            c. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            d. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Sellers the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers (provided that no such assignment shall require the initiation of another statutory thirty (30) day public comment period once the Assignment Application is filed), and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction.

            e. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            f. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            g. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

            If to Richard Dames:

            Mr. Richard Dames
            7355 S. Valley View
            Las Vegas, Nevada 89139
            Fax: (702) 260-8891

            If to the Sellers:

            Mr. Richard Dames
            7355 S. Valley View
            Las Vegas, Nevada 89139
            Fax: (702) 260-8891

            Copy to:

            Pamela C. Cooper, Esquire
            Davis Wright Tremaine LLP
            1155 Connecticut Avenue, NW
            Suite 700
            Washington, DC 20036
            Fax: (202) 508-6699

            (which copy shall not constitute notice to Sellers)

            If to the Buyers:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            c/o QUAESTUS Management Corp.
            330 E. Kilbourn Avenue, Suite 250
            Milwaukee, WI 53202
            Attn: Terrence J. Leahy

            Fax: (414) 283-4505

            With a copy to:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            875 N. Michigan Avenue
            Suite 3650
            Chicago, Illinois 60611
            Attn: Richard J. Bonick
            Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            h. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Texas.

            i. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            j. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            k. Expenses. The Buyers and the Sellers will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications and as set forth in Section 4(n) with respect to Surveys, title commitments and environmental audits. The Sellers will pay all income taxes on the Purchase Price. The Sellers and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

            l. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all published rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            m. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            n. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

CUMULUS BROADCASTING, INC.


By:______________________________

                         (printed)
_________________________________

Title:___________________________

CUMULUS LICENSING CORPORATION


By:______________________________

                         (printed)
_________________________________

Title:___________________________

"Buyers"

PACIFIC BROADCASTING OF BEAMONT, INC.


By:______________________________

                         (printed)
_________________________________

Title:___________________________

BEAUMONT SKYWAVE, INC.


By:______________________________

                         (printed)
_________________________________

Title:___________________________

"Sellers"

(Solely with respect to Section 7(a), (b), (f) and (g) of this Agreement):

RICHARD DAMES


_________________________________